FOR IMMEDIATE RELEASE

OurPet’s Company Reports 2013 First Quarter Results

FAIRPORT HARBOR, Ohio – April 25, 2013—OurPet's Company (OTC BB: OPCO www.ourpets.com), a leading proprietary pet supply company, today reported first quarter revenue of $5,040,645 for the three months ended March 31, 2013. Net income for the same period was $223,601.

Dr. Steven Tsengas, Chairman and CEO, commented, “While we are pleased with a second straight quarter of reporting healthy profitability and improved margins, we are disappointed by the 3% decrease in net revenues from the same period a year ago.” Commented John Silvestri, President/COO, “Although our base business grew in a weak economy, less than hoped for special promotion results and delays in the launch of the new Food, Drug & Mass retail chain sales program negatively affected revenues. We recently obtained the services of a leading marketing firm to expedite implementation and launch of the new FD&M sales program. Gross profit margin increased to about 29% from 26% as we continue to focus on more profitable sales and operating cost reductions.”

Dr. Tsengas continued, “We are very excited with our new product development pipeline. Over the next several quarters, we will begin introducing a number of products in our feeder, toys and feline waste management lines, from “on demand selective” feeders, to various new delivery systems for catnip to semi-automatic litter boxes. The initial interest in our “demand selective feeder” (www.petwonderbowl.com) has been very encouraging with sizable orders pending from several large pet specialty retailers with deliveries in the 2nd and 3rd Quarter. They will be marketed under the OurPet’s® brand for the Pet Specialty channel and the PetZone® brand for the FD&M channels. All things considered, we remain guardedly optimistic for the remainder of the year.”

2013 First Quarter Results

Total net revenue decreased 3.0% to $5,040,645 for the 2013 first quarter compared to $5,196,345 for the same period a year ago. Despite the decrease in total sales, sales excluding “close-out” customers actually improved over the same period by approximately $212,000. Further, sales to largest customer were up by approximately $118,000 resulting from our new “hybrid” bowls.

Gross profit on sales increased for the period as a result of achieving better margins and improving control over costs. Gross profit was $1,456,371 for the 2013 first quarter versus $1,370,960 for the same period in 2012. This increase of about $85,000 resulted primarily from fewer close-out sales and reduced payroll expenses. Gross profit margin increased to 28.9% for the first quarter from 26.4% for the same period a year ago.

Income from operations was $304,202 for the 2013 first quarter vs. $156,818 for the same period a year ago. This increase was primarily the result of the increase in gross profit on sales and a decrease in promotional and show related expenses.

Income before taxes was $304,740 versus $111,682 for the same period in 2012. OurPet’s incurred an income tax expense of $81,139 for the 2013 first quarter compared to $29,818 for the same period a year ago.

Net income was $223,601 for the 2013 first quarter compared to $81,864 for the same quarter last year. Earnings per share were $0.01 for the first quarter of 2013 compared to $0.00 for the same period a year ago.

About OurPet's Company
OurPet's Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s Websites include: www.smartscoop.com, www.ecopurenaturals.com, www.playnsqueak.com, www.flappydogtoys.com, www.clipnosis.com, www.cosmiccatnip.com and www.petwonderbowl.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet's SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	OurPet’s Company
Dr. Steven Tsengas, CEO	Scott R. Mendes, CFO
(440) 354-6500 (Ext. 111)	(440) 354-6500 (Ext. 109)

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended
	March 31,
	2013	2012
Net revenue	$5,040,645	$5,196,345
Cost of goods sold	3,584,274	3,825,385
Gross profit on sales	1,456,371	1,370,960

Selling, general and administrative expenses	1,152,169	1,214,142

Income from operations	304,202	156,818

Other (income) and expense, net	(40,783)	-
Interest expense	40,245	45,136
Income before taxes	304,740	111,682

Income Tax expense	81,139	29,818
Net Income	$223,601	$81,864

Basic and Diluted Net Income Per Common Share After Dividend Requirements For Preferred Stock	$0.01	$0.00

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	17,645,946	16,386,022

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
ASSETS
Cash and equivalents	$32,427	$21,269
Receivables, net	2,039,839	2,540,640
Inventories, net	5,435,069	5,665,040
Prepaid expenses	290,664	190,967
Deferred Tax Asset, net	70,379	93,838
Total current assets	7,868,378	8,511,754

LONG TERM ASSETS
Property and equipment, net	1,885,725	1,996,535
Amortizable intangible assets, net	310,352	296,478
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	18,003	18,003
Total long term assets	2,742,591	2,839,527

Total assets	$10,610,969	$11,351,281

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$100,000	$100,000
Current maturities of long-term debt	518,000	517,531
Accounts payable	1,326,227	1,610,752
Accrued expenses	459,122	484,063
Total current liabilities	2,403,349	2,712,346

LONG TERM LIABILITIES
Long-term debt - less current portion above	782,514	837,150
Revolving line of credit	1,665,032	2,259,032
Deferred income taxes	181,155	196,435
Total long term liabilities	2,628,701	3,292,617

Total liabilities	5,032,050	6,004,963

Stockholders' Equity	5,578,919	5,346,318

Total liabilities and stockholders' equity	$10,610,969	$11,351,281